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                                  EXHIBIT 5.A.

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                                                                     Exhibit 5.A



NAGASHIMA OHNO & TSUNEMATSU

                 Kioicho Bldg, 3-12, Kioicho, Chiyoda-ku, Tokyo, 102-0094, Japan
                            Telephone: 81+3-3288-7000  Facsimile: 81+3-5213-7800




                                                               November 27, 2002


Mr. Masajuro Shiokawa
Minister of Finance
Tokyo, Japan

Japan Finance Corporation for Municipal Enterprises
Tokyo, Japan


Dear Sirs:

     Referring to the issue by Japan Finance Corporation for Municipal Enterprises ("JFM") of 70,000,000,000 yen principal amount of 1.550% Japanese Yen Guaranteed Bonds Due February 21, 2012 (the "Debt Securities") and the guarantee of the Debt Securities by Japan, we have acted as counsel for JFM and Japan.

     We have examined all the relevant laws, orders, ordinances and other acts under which the issuance and sale of the Debt Securities and the guarantee thereof by Japan will be authorized, in particular, (i) the provisions of Japan Finance Corporation for Municipal Enterprises Law (Law No. 83 of April 27,
1957), as amended, (the "JFM Law") and Cabinet Order for Japan Finance Corporation for Municipal Enterprises Law (Cabinet Order No.79 of April 27,
1957), as amended, and (ii) the latest Registry Certificate with respect to JFM.

     We have also examined such other documents, matters and laws as we have deemed relevant.

     We advise you that it is our opinion that, when the issuance of the Debt Securities has been duly approved by the Minister of Public Management, Home Affairs, Posts and Telecommunications and the Minister of Finance pursuant to
Article 23, paragraph 1 of the JFM Law, and the guarantee of the Debt Securities has been duly approved by the Minister of Finance pursuant to Article 26, paragraph 1 of the JFM Law, when the Debt Securities have been executed on behalf of JFM by the facsimile signature of Mr. Takahito Mochinaga, Governor of JFM, when the guarantee of the Debt Securities by Japan has been endorsed on the Debt Securities bearing the facsimile signature of Mr. Masajuro Shiokawa,

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Minister of Finance, when the Debt Securities have been duly authenticated by
The Bank of Tokyo-Mitsubishi, Ltd., London Branch, as Fiscal Agent, under the Amended and Restated Fiscal Agency Agreement dated as of November 27, 2002, by and among JFM, Japan, The Bank of Tokyo-Mitsubishi, Ltd., London Branch, as Fiscal Agent and Principal Paying Agent, Bank of Tokyo-Mitsubishi Trust Company, as U.S. Representative of the Fiscal Agent, and Bank of Tokyo-Mitsubishi (Luxembourg) S.A., as Paying Agent (the "Fiscal Agency Agreement") relating to the Debt Securities, and when the Debt Securities have been delivered and paid for, the Debt Securities will have been duly authorized, executed, authenticated and issued by JFM, and will constitute the valid and legally binding obligations of JFM, entitled to the benefits provided by the Fiscal Agency Agreement, and the guarantee of the Debt Securities by Japan will have been duly authorized in accordance with The Constitution and laws of Japan and will constitute the valid, binding, direct and unconditional general obligation of Japan, for the performance of which the full faith and credit of Japan will have been pledged (we express no opinion as to the enforceability, as distinguished from the valid and legally binding nature, of the Debt Securities or said guarantee).

     The undersigned consents to the filing of this opinion as an exhibit to Amendment No. 1 to JFM's Annual Report on Form 18-K filed with the SEC on November 27, 2002.


                                            Very truly yours,

                                            NAGASHIMA OHNO & TSUNEMATSU



                                            /s/ Nagashima Ohno & Tsunematsu
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